Exhibit 3.37

ARTICLES OF INCORPORATION

OF

COLUMBIA/ROSE HEALTH SYSTEM, INC.

The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation, pursuant to the provisions of the Colorado Business Corporation Act.

FIRST: The corporate name for the corporation (hereinafter called the “Corporation”) is Columbia/Rose Health System, Inc.

SECOND: The number of shares which the corporation is authorized to issue is 1,000, all of which are of a par value of $1.00 dollar each and are of the same class and are Common shares.

THIRD: The street address of the initial registered office of the corporation in the State of Colorado is 1400 Glenarm Place, Denver, Colorado 80202.

The name of the initial registered agent of the corporation at the said registered office is The Prentice-Hall Corporation System, Inc.

FOURTH: The address of the corporation’s initial principal office is 201 W. Main Street, Louisville, KY 40202.

FIFTH: The name and the address of the incorporator is:

Jennifer T. Crawford 201 West Main Street, Louisville, Kentucky 40202

SIXTH: The number of directors constituting the initial Board of Directors of the corporation are three and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

Stephen T. Braun	201 West Main Street, Louisville, Kentucky 40202
David C. Colby	201 West Main Street, Louisville, Kentucky 40202
Richard A. Schweinhart	201 West Main Street, Louisville, Kentucky 40202

SEVENTH: The purpose for which the corporation is organized, which shall include the authority of the corporation to engage in any lawful business, is as follows:

To have all of the general powers granted to corporations organized under the Colorado Business Corporation Act, whether granted by specific statutory authority or by construction of law.

EIGHTH: Each share of the corporation shall entitle the holder thereof to a preemptive right, for a period of thirty days, to subscribe for, purchase, or otherwise acquire any shares of the same class of the corporation or any equity and/or voting shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of the same class of the corporation or of equity and/or voting shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire unissued shares of the same class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, and whether the proposed issue, reissue, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days and any and all of such shares, rights, options, bonds, securities, or obligations of the corporation may be issued, reissued, or granted by the Board of Directors, as the case may be, to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms “equity shares” and “voting shares” shall mean, respectively, shares which confer unlimited dividend rights and shares which confer unlimited voting rights in the election of one or more directors.

NINTH: The corporation shall, to the fullest extent permitted by the provisions of the Colorado Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TENTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of the Colorado Business Corporation Act, as the same may be amended and supplemented.

ELEVENTH: The duration of the corporation shall be perpetual.

TWELFTH: Cumulative voting is not desired in the election of directors.

Signed on January 25, 1995

Jennifer T. Crawford, Incorporator

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